Exhibit 99

Investor Relations Contact:	Media Contact:
Jennifer Larson	Jessica Paar
(617) 368-5152	(617) 368-5060

BOSTON BEER REPORTS

SECOND QUARTER 2020 RESULTS

BOSTON, MA (7/23/20) — The Boston Beer Company, Inc. (NYSE: SAM) reported second quarter 2020 net revenue of $452.1 million, an increase of $133.7 million or 42.0%, from the same period last year. Net income for the second quarter was $60.1 million, an increase of $32.3 million or 116% from the same period last year. Earnings per diluted share were $4.88, an increase of $2.52 per diluted share from the second quarter of 2019. This increase was primarily due to increased revenue driven by shipment growth of 39.8%, partially offset by lower gross margins and increases in operating expenses.

Net revenue for the 26-week period ended June 27, 2020 was $782.7 million, an increase of $212.6 million, or 37.3%, from the comparable 26-week period in 2019. Earnings per diluted share for the 26-week period ended June 27, 2020 were $6.37, an increase of $1.99 per diluted share or 45.4% from the comparable 26-week period in 2019.

The Company began seeing the impact of the COVID-19 pandemic on its business in early March. The direct financial impact of the pandemic has primarily shown in significantly reduced keg demand from the on-premise channel and higher labor and safety related costs at the Company’s breweries. In the first half of 2020, the Company recorded COVID-19 related pre-tax reductions in net revenue and increases in other costs that total $14.1 million, of which $10.0 million was recorded in the first quarter and $4.1 million was recorded in the second quarter. The total amount consists of a $5.8 million reduction in net revenue for estimated keg returns from distributors and retailers and $8.3 million of other COVID-19 related direct costs, of which $5.6 million are recorded in cost of goods sold and $2.7 million are recorded in operating expenses. In addition to these direct financial impacts, COVID-19 related safety measures resulted in a reduction of brewery productivity. This has shifted more volume to third-party breweries, which increased production costs and negatively impacted gross margins. In April 2020, due to uncertainties around COVID-19, the Company withdrew its full-year fiscal 2020 financial guidance. Despite the continued uncertainties related to the COVID-19 pandemic, the Company feels its business outlook has stabilized and that it is now appropriate to give full-year fiscal 2020 financial guidance and has provided such guidance later in this release. The Company will continue to assess and manage this situation and will provide a further update in its third quarter earnings release, to the extent that the effects of the COVID-19 pandemic are then known more clearly.

In the second quarter and the 26-week period ended June 27, 2020, the Company recorded a tax benefit of $0.19 per diluted share and $0.35 per diluted share, respectively, resulting from the Accounting Standard “Employee Share-Based Payment Accounting” (“ASU 2016-09”).

Highlights of this release include:

•	Reported depletions increased 46% and 43% from the 13- and 26-week comparable periods in the prior year.

•	Excluding the addition of the Dogfish Head brands beginning July 3, 2019, depletions increased 42% and 38%, from the 13- and 26-week comparable periods in the prior year, respectively.

•	Reported shipments increased 39.8% and 36.5% from the 13- and 26-week comparable periods in the prior year.

•	Excluding the addition of the Dogfish Head brands beginning July 3, 2019, shipments increased 35.3% and 31.9%, from the 13- and 26-week comparable periods in the prior year, respectively.

•	Full-year 2020 shipments and depletions growth is now estimated to be between 27% and 35%.

•

Gross margin was 46.4% for the second quarter, a decrease from 49.9% in the comparable 13-week period in 2019, and 45.7% for the 26-week period ending June 27, 2020, a decrease from 49.7% in the comparable 26-week period in 2019. The Company’s full-year gross margin target is now between 46% and 48%.

•

Advertising, promotional and selling expense increased by $6.3 million, or 6.7%, in the second quarter over the comparable period in 2019 and increased $32.4 million, or 19.6%, from the comparable 26-week period in 2019.

•	Based on current spending and investment plans, full-year 2020 Non-GAAP earnings per diluted share[1], which excludes the impact of ASU 2016-09, is now estimated at between $11.70 and $12.70.

•	Full-year 2020 capital spending is now estimated to be between $180 million and $200 million.

Jim Koch, Chairman and Founder of the Company, commented, “As the world continues to grapple with the COVID-19 pandemic, our primary focus continues to be on operating our breweries and our business safely and supporting our partners in the beer industry. Supporting the communities in which we work and live is one of our core values and we are very happy that our Samuel Adams Restaurant Strong Fund has raised $5.4 million thus far to support bar and restaurant workers who are experiencing hardships in the wake of COVID-19. Working with the Greg Hill Foundation, this Fund is committed to distributing 100% of its proceeds through grants to bar and restaurant workers across the country. We achieved depletions growth of 46% in the second quarter, of which 42% is from Boston Beer legacy brands and 4% is from the addition of Dogfish Head brands. I am tremendously thankful for the efforts of our coworkers in achieving our ninth consecutive quarter of double-digit growth, while maintaining a focus on quality and

[1]	See “Outlook” below for additional information regarding non-GAAP forward-looking measures used in this press release.

innovation. We are also thankful to our outstanding distributors and retailers for their focus during COVID-19. Our business in the second quarter was strong, but uncertainties due to COVID-19 remain. These uncertainties include our ability to continue to operate our breweries at a level of safety that meets our standards, the continued ability to distribute to off-premise retail locations, and the timing of the re-opening of on-premise retail locations. We will continue to work hard throughout the COVID-19 pandemic and prioritize safety above all else. I am very proud of the passion, creativity and commitment to community that our company has demonstrated during this pandemic. We remain positive about the future growth of our brands and are happy that our diversified brand portfolio continues to fuel double-digit growth.”

Dave Burwick, the Company’s President and CEO stated, “Our depletions growth in the second quarter was a result of increases in our Truly Hard Seltzer and Twisted Tea brands and the addition of the Dogfish Head brands that were only partially offset by decreases in our Samuel Adams and Angry Orchard brands. The growth of the Truly brand, led by Truly Hard Lemonade, has accelerated and continues to grow beyond our expectations. Since early January, Truly has grown its velocity and its market share sequentially while other national, regional and local hard seltzer brands have entered the category. Truly is the only hard seltzer, not introduced earlier this year, to grow its share during 2020. We will continue to invest heavily in the Truly brand and work to improve our position in the hard seltzer category as competition continues to increase. We are excited about our new Truly advertising campaign that showcases colors, variety and joy to hard seltzer drinkers through four spots, but we have been deliberately slow to roll out this campaign given the consumer environment surrounding COVID-19 and it is too early to know if it will resonate with drinkers. Twisted Tea continues to generate double-digit volume growth rates that are well above full-year 2019 trends. We expect to increase our brand investments in the second half compared to the first half and see significant distribution and volume growth opportunities for our Truly, Twisted Tea and Dogfish Head brands. Samuel Adams and Angry Orchard’s volumes continue to decline, as they are more deeply impacted by the effect of COVID-19 on on-premise retailers. We are encouraged that Samuel Adams Boston Lager and Angry Orchard Crisp Apple both have experienced double-digit growth in the measured off-premise channels during the quarter. We continue to work on returning these brands to growth, but do not expect them to grow during 2020 because of on-premise closures. I am pleased that our overall business has shown great momentum and depletion improvements during the first half of the year. Given our trends for the first half and our current view of the remainder of the year, we’ve adjusted our expectations for higher 2020 full-year earnings, depletions and shipment growth, which is primarily driven by the strong performance of our Truly and Twisted Tea brands.”

Mr. Burwick continued, “We have adjusted our business to the COVID-19 environment and continue to work to control what we can control, with our primary focus being the safety of our coworkers, distributors, retailers and drinkers. We have deployed many safety protocols across our business and at our breweries, including entrance screening and temperature checks, face mask requirements, reorganized work spacing to increase physical distancing between and among shifts, and adding more cleaning and sanitation time to each shift. We are slowly re-opening our hospitality locations, which were closed since March, with a focus on outdoor service and takeout. Our accelerated depletions growth has been challenging operationally. We have been experiencing out of stocks and we expect wholesaler inventories to remain very tight for the rest of the summer. We have been operating at capacity for many months and have further increased our usage of third-party breweries in response to the growth. In particular, the additional Truly volumes have come at a higher incremental cost, due to an increased usage of third-party breweries, which is negatively impacting our gross margin expectation for the year. We are investing significantly in our supply chain, but do not expect these pressures to be relieved in the second half of the year. We will continue to invest to increase capacity, as appropriate to meet the needs of our business and take full advantage of the fast-growing hard seltzer category. We’re in a very competitive business, but we are optimistic for continued growth of our current brand portfolio. We remain prepared to forsake short-term earnings as we invest to sustain long-term profitable growth, in line with the opportunities that we see.”

2nd Quarter 2020 Summary of Results

Depletions increased 46% from the comparable 13-week period in the prior year. Shipment volume was approximately 1.9 million barrels, a 39.8% increase from the comparable 13-week period in the prior year.

The Company believes distributor inventory as of June 27, 2020 averaged approximately 2.5 weeks on hand and was lower than prior year levels due to supply chain capacity constraints. The Company expects wholesaler inventory levels in terms of weeks on hand to remain lower than prior year levels for the remainder of the year.

Gross margin of 46.4% decreased from the 49.9% margin realized in the comparable 13-week period in 2019, primarily as a result of higher processing costs due to increased production at third party breweries, partially offset by price increases and cost saving initiatives at Company-owned breweries.

Advertising, promotional and selling expenses increased $6.3 million from the comparable 13-week period in 2019, primarily due to increases in salaries and benefits costs, increased brand investments in media and production, the addition of Dogfish Head brand-related expenses beginning July 3, 2019, and increased freight to distributors due to higher volumes partially offset by decreased investments in local marketing and national promotions due to timing of these costs compared to the prior year.

General and administrative expenses increased by $2.9 million from the comparable 13-week period in 2019, primarily due to increases in salaries and benefits costs and the addition of Dogfish Head general and administrative expenses beginning July 3, 2019, partially offset by one-time Dogfish Head transaction-related fees of $1.5 million incurred in the second quarter of 2019.

The Company’s effective tax rate for the second quarter decreased to 23.4% from 26.9% in the comparable period in 2019, primarily due to a higher tax benefit from stock option activity recorded in accordance with ASU 2016-09.

Year-to-Date 2020 Summary of Results

Depletions increased 43% from the comparable 26-week period in 2019, reflecting increases in the Company’s Truly Hard Seltzer, Twisted Tea brands and the addition of the Dogfish Head brands that were only partially offset by decreases in the Samuel Adams and Angry Orchard brands.

Shipment volume was approximately 3.3 million barrels, a 36.5% increase from the comparable 26-week period in 2019.

Gross margin at 45.7% decreased from the 49.7% margin realized in the comparable 26-week period in 2019, primarily as a result of higher processing costs due to increased production at third party breweries and higher processing costs and finished goods keg inventory write-offs at Company-owned breweries of which $5.6 million was direct costs related to COVID-19, partially offset by price increases and cost saving initiatives at Company-owned breweries.

Advertising, promotional and selling expenses increased $32.4 million from the comparable 26-week period in 2019, primarily due to increased investments in media and production, higher salaries and benefits costs, the addition of Dogfish Head brand-related expenses beginning July 3, 2019, and increased freight to distributors due to higher volumes.

General and administrative expenses increased by $6.6 million from the comparable 26-week period in 2019, primarily due to increases in salaries and benefits costs and the addition of Dogfish Head general and administrative expenses beginning July 3, 2019, partially offset by the Dogfish Head transaction-related fees of $1.5 million incurred in the second quarter of 2019.

Impairment of long-lived assets increased $2.1 million from the first half of 2019, primarily due to write-downs of brewery equipment at the Company’s Cincinnati brewery.

The Company’s effective tax rate for the 26-week period ended June 27, 2020 decreased to 21.4% from 24.1% in the comparable 26-week period in 2019. This decrease was primarily due to a higher tax benefit from stock option activity recorded in accordance with ASU 2016-09.

The Company expects that its June 27, 2020 cash balance of $86.7 million, together with its future operating cash flows and the $150.0 million unused balance on its line of credit, will be sufficient to fund future cash requirements.

During the 26-week period ended June 27, 2020 and the period from June 28, 2020 through July 18, 2020, the Company did not repurchase any shares of its Class A Common Stock. As of July 18, 2020, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion Estimates

Year-to-date depletions through the 28-week period ended July 11, 2020 are estimated by the Company to have increased approximately 42% from the comparable period in 2019. Excluding the Dogfish Head impact, depletions are estimated to have increased approximately 37%.

Outlook

The Company currently projects full year 2020 earnings per diluted share to be between $11.70 and $12.70. This projection excludes the impact of ASU 2016-09. The Company’s actual 2020 earnings per share could vary significantly from the current projection. Underlying the Company’s current 2020 projection are the following full-year estimates and targets:

•	Depletions and shipments percentage increase of between 27% and 35% of which between 1% and 2% of this growth is due to the addition of the Dogfish Head brands.

•	National price increases of between 1% and 2%.

•	Gross margin of between 46% and 48%.

•

Increased investment in advertising, promotional and selling expenses of between $70 million and $80 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.

•	Non-GAAP effective tax rate of approximately 26%, excluding the impact of ASU 2016-09.

•	Estimated capital spending of between $180 million and $200 million, which could be higher, if deemed necessary to meet future growth.

Non-GAAP effective tax rate and Non-GAAP earnings per diluted share are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. The Company’s projection for its Non-GAAP effective tax rate and Non-GAAP earnings per diluted share exclude the impact of ASU 2016-09, which could be significant and will depend largely upon unpredictable future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these Non-GAAP measures on a forward-looking basis.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Twisted Tea, Angry Orchard Hard Cider, as well as other craft beer brands such as Angel City Brewery, Coney Island Brewing, and Concrete Beach Brewery. On July 3, 2019, the Company completed its previously reported Dogfish Head Brewery transaction. Dogfish Head has a proud history as a craft beer pioneer with a brand that is beloved by American consumers and highly respected by the industry. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 28, 2019 and December 29, 2018. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Thursday, July 23, 2020

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
Barrels sold	1,921	1,374	3,345	2,451
Revenue	$481,089	$338,643	$833,314	$606,202
Less excise taxes	28,951	20,236	50,611	36,144

Net revenue	452,138	318,407	782,703	570,058
Cost of goods sold	242,514	159,405	425,106	286,516

Gross profit	209,624	159,002	357,597	283,542
Operating expenses:
Advertising, promotional and selling expenses	100,336	94,079	198,227	165,802
General and administrative expenses	29,685	26,748	56,714	50,122
Impairment of assets	834	243	2,355	243

Total operating expenses	130,855	121,070	257,296	216,167

Operating income	78,769	37,932	100,301	67,375
Other (expense) income, net:
Interest (expense) income, net	(212)	(27)	(149)	610
Other (expense) income, net	(52)	197	(412)	(55)

Total other (expense) income, net	(264)	170	(561)	555

Income before income tax provision	78,505	38,102	99,740	67,930
Income tax provision	18,364	10,246	21,365	16,380

Net income	$60,141	$27,856	$78,375	$51,550

Net income per common share - basic	$4.93	$2.39	$6.43	$4.42

Net income per common share - diluted	$4.88	$2.36	$6.37	$4.38

Weighted-average number of common shares - Class A basic	9,720	8,648	9,572	8,627

Weighted-average number of common shares - Class B basic	2,400	2,918	2,523	2,918

Weighted-average number of common shares - diluted	12,258	11,684	12,221	11,660

Net income	$60,141	$27,856	$78,375	$51,550

Other comprehensive income:
Foreign currency translation adjustment	(13)	5	(71)	42

Comprehensive income	$60,128	$27,861	$78,304	$51,592

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	June 27,	December 28,
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$86,716	$36,670
Accounts receivable	99,320	54,404
Inventories	108,523	106,038
Prepaid expenses and other current assets	22,693	12,077
Income tax receivable	3,435	9,459

Total current assets	320,687	218,648

Property, plant and equipment, net	565,265	541,068
Operating right-of-use assets	61,420	53,758
Goodwill	112,529	112,529
Intangible assets	104,096	104,272
Other assets	44,255	23,782

Total assets	$1,208,252	$1,054,057

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$93,576	$76,374
Accrued expenses and other current liabilities	118,788	99,107
Current operating lease liabilities	7,444	5,168

Total current liabilities	219,808	180,649

Deferred income taxes, net	87,417	75,010
Non-current operating lease liabilities	62,896	53,940
Other liabilities	10,648	8,822

Total liabilities	380,769	318,421

Commitments and Contingencies

Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 9,834,473 and 9,370,526 issued and outstanding as of June 27, 2020 and December 28, 2019, respectively	98	94
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 2,307,983 and 2,672,983 issued and outstanding as of June 27, 2020 and December 28, 2019, respectively	23	27
Additional paid-in capital	585,327	571,784
Accumulated other comprehensive loss, net of tax	(1,740)	(1,669)
Retained earnings	243,775	165,400

Total stockholders’ equity	827,483	735,636

Total liabilities and stockholders’ equity	$1,208,252	$1,054,057

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

(in thousands)

(unaudited)

	Twenty-six weeks ended
	June 27,	June 29,
	2020	2019
Cash flows provided by operating activities:
Net income	$78,375	$51,550
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,584	26,089
Impairment of assets	2,355	243
Loss on disposal of property, plant and equipment	39	104
Change in ROU assets	3,649	1,789
Credit loss expense	375	(1)
Stock-based compensation expense	7,103	5,810
Deferred income taxes	12,407	6,283
Changes in operating assets and liabilities:
Accounts receivable	(45,326)	(35,346)
Inventories	(12,795)	(14,942)
Prepaid expenses, income tax receivable and other current assets	(4,784)	(6,855)
Other assets	(10,231)	(4,107)
Accounts payable	19,560	26,320
Accrued expenses and other current liabilities	20,803	(101)
Change in operating lease liability	(80)	(1,391)
Other liabilities	(23)	85

Net cash provided by operating activities	104,011	55,530

Cash flows used in investing activities:
Purchases of property, plant and equipment	(60,072)	(44,578)
Proceeds from disposal of property, plant and equipment	45	179
Investment in Dogfish Head, net of cash acquired	—	(158,402)
Other investing activities	260	(188)

Net cash used in investing activities	(59,767)	(202,989)

Cash flows provided by financing activities:
Proceeds from exercise of stock options and sale of investment shares	8,010	4,692
Net cash paid on note payable and finance leases	(649)	(115)
Cash borrowed on line of credit	100,000	86,000
Cash paid on line of credit	(100,000)	(48,500)
Payment of tax withholdings on stock-based payment awards and investment shares	(1,559)	—

Net cash provided by financing activities	5,802	42,077

Change in cash and cash equivalents	50,046	(105,382)
Cash and cash equivalents at beginning of year	36,670	108,399

Cash and cash equivalents at end of period	$86,716	$3,017